Exhibit 99.1

Hercules Technology Announces Preliminary Third Quarter 2008 Financial Results

Expects net investment income to be in the range of $0.28 - $0.30;
Declares thirteenth consecutive quarterly dividend of $0.34 per share

PALO ALTO, Calif.--(BUSINESS WIRE)--October 21, 2008--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), a leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced preliminary third quarter financial results.

The Company expects net investment income (NII) per share to be in the range of $0.28 to $0.30 and revenues for the third quarter are expected to be approximately $18.5 million and $19.0 million.

In addition, the company announced that its Board of Directors declared a third quarter dividend of $0.34 per share, representing an increase of 13% over the comparable period in 2007 and cumulative distributions totaling $3.75 per share since IPO (June 2005). The dividend will be payable on December 15, 2008 to shareholders of record as of November 14, 2008.

“The ramifications of the global financial crisis we are currently experiencing could be more far-reaching than anyone might have expected only a short time ago,” said Manuel Henriquez, chief executive officer of Hercules Technology. “Against the backdrop of the current credit and capital markets crisis, we remain particularly focused on our deliberate slow and steady investment strategy, which we have previously outlined for shareholders. We expect to continue this strategy through 2008 and into 2009. In addition, we continue our practice of diligently monitoring the credit quality of our existing portfolio.”

“We are still seeing strong demand for our financing, from some well-funded venture capital backed private companies; however, we continue to remain cautious in our investment decisions in an effort to minimize any potential adverse impact or risk in our portfolio during these uncertain times,” Henriquez continued.

For 2008, Hercules currently estimates that it will distribute approximately $1.32 in dividends. This estimate takes into account the Company’s expectations for the performance of its business for 2008, and its estimates of operating income, capital gains, net income and taxable income for 2008. The Company’s actual distributions for 2008 may differ from this estimate.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2007 were paid 100% from ordinary income. If the Company determined the tax attributes of its distributions year-to-date as of June 30, 2008, approximately $0.64 or 100% would be from ordinary income and excess taxable income spilled over from 2007. This will be updated in the final third quarter earnings press release. There can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2008 distributions to shareholders will actually be. The actual tax characteristics of dividends distributed to shareholders will be reported to shareholders annually on a Form 1099-DIV.

Hercules will announce final third quarter earnings results on November 6, 2008 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (888) 455-2263 or (719) 457-2668 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 7541226.

The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HTGC.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 90 days.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego, and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
or
Sally Borg, 650.289.3066
sborg@htgc.com